Exhibit 99.1

Contact:

Media: Margaret Kirch Cohen, 312-696-6383, margaret.cohen@morningstar.com

Investors may submit questions to investors@morningstar.com or by fax to 312-696-6009.

FOR IMMEDIATE RELEASE

Morningstar, Inc. Reports First-Quarter 2007 Financial Results

CHICAGO, May 3, 2007—Morningstar, Inc. (NASDAQ: MORN), a leading provider of independent investment research, today announced its first-quarter 2007 financial results. The company reported consolidated revenue of $95.4 million in the first quarter of 2007, a 36% increase from revenue of $70.1 million in the first quarter of 2006. Morningstar’s first-quarter results included $12.2 million in revenue from acquisitions made during 2006 and 2007. Consolidated operating income was $24.0 million in the first quarter of 2007, an increase of 25% compared with $19.2 million in the first quarter of 2006. Morningstar’s net income was $15.8 million in the first quarter of 2007, or 33 cents per diluted share, compared with $13.4 million, or 29 cents per diluted share, in the first quarter of 2006.

Morningstar acquired Standard & Poor’s mutual fund data business on March 16, 2007, and made three key acquisitions in 2006. Excluding acquisitions and the impact of foreign currency translations, Morningstar’s revenue increased 18% in the first quarter of 2007. Foreign currency translations had a positive impact of $0.4 million in the first quarter. Revenue excluding acquisitions and foreign currency translations is a non-GAAP measure; the accompanying financial tables contain a reconciliation to consolidated revenue.

Joe Mansueto, chairman and chief executive officer of Morningstar, said, “Our acquisition of S&P’s fund data business was the highlight of the quarter, and the integration is going very well. The S&P acquisition is already making contributions to our Institutional and Advisor businesses, particularly outside the United States, and we’re pleased with the progress we’ve made since we completed this deal less than two months ago. We’ve already re-branded many of the product and client Web sites, and our data integration should be completed in July.

“In addition to growth from recent acquisitions, our core business also continued to generate strong organic growth. Investment Consulting and Morningstar Advisor Workstation were the two largest drivers behind the increase, while Morningstar.com and Licensed Data also made important contributions,” Mansueto added. “During the quarter we also launched a new series of Select Stock Baskets within Morningstar Managed Portfolios, our fee-based discretionary asset management service for financial advisors.”

Key Business Drivers

Revenue:  In the first quarter of 2007, revenue in the Individual segment increased 26% compared with the first quarter of 2006; 10 percentage points of this increase came from acquisitions. Revenue in the Advisor segment increased 19%, with 6 percentage points of the increase coming from acquisitions. Institutional segment revenue increased 55%, of which 29 percentage points came from acquisitions.

Revenue from international operations was $15.6 million in the first quarter of 2007, an 85% increase from the same period a year ago. International revenue included $5.1 million from acquisitions. Foreign currency translations had a positive impact of $0.4 million on international revenue, primarily driven by the strength of European currencies. Excluding the impact of acquisitions and foreign currency translations, international revenue increased approximately 19% in the first quarter of 2007, compared with the prior-year period. International revenue excluding acquisitions and foreign currency translations is a non-GAAP measure; the accompanying financial tables contain a reconciliation to international revenue.

Operating Income:  Consolidated operating income was $24.0 million in the first quarter of 2007, a 25% increase from the same period in 2006. Operating expense rose $20.5 million, or 40%, in the first quarter of 2007 primarily because of higher compensation costs (including the impact of additional headcount from acquisitions), higher marketing expense, and other acquisition-related costs. Compensation-related expense, excluding bonuses, increased $7.6 million, mainly because of staffing increases. Worldwide headcount increased to approximately 1,650 employees as of March 31, 2007, compared with 1,250 as of March 31, 2006. This growth primarily reflects acquisitions and continued hiring in the company’s development center in China. Bonus expense increased $3.0 million in the quarter. Marketing expense increased by $1.2 million, primarily because of significantly expanded direct mail campaigns to promote annual publications such as the Morningstar® Stocks 500TM, Morningstar® Funds 500TM, Morningstar® ETFs 150 TM, and the Stocks, Bonds, Bills, and Inflation Yearbook, which are published in the first quarter.

Because of the timing of acquisitions made in 2006 and 2007, Morningstar had additional expenses in the first quarter of 2007 that did not exist in the same period in 2006. These expenses include amortization of intangible assets related to acquisitions, which contributed $1.9 million to the increase in operating expense in the quarter, and outsourced product implementation expense for the Advice by Ibbotson service, which increased by $1.2 million in the quarter. Because Ibbotson was acquired in March 2006, Morningstar’s first-quarter 2006 results only included $0.1 million of this expense.

The company’s operating margin was 25.2% in the first quarter of 2007, compared with 27.4% in the same period in 2006. Approximately 1.8 percentage points of this decline was due to higher amortization costs for intangible assets related to acquisitions. Outsourced product implementation expense for the Advice by Ibbotson service accounted for an additional 1.2 percentage points of the change in margin. Morningstar recognizes these product implementation expenses as they are incurred; however, recognition of the associated revenue does not begin until product testing is complete. Higher marketing expense and additional operating expense from recently acquired businesses also contributed to the lower margin. Some of the acquired businesses have lower operating margins; however, the company believes these margins will improve over time as Morningstar integrates these new businesses into its operations.

Free Cash Flow:  Morningstar generated free cash flow of $6.4 million in the first quarter of 2007, reflecting cash provided by operating activities of $8.4 million and capital expenditures of approximately $2.0 million. Cash flow from operations in the quarter reflects $35.3 million in bonus payments. Morningstar typically pays bonuses in the first quarter of each year. As a result, cash flow from operations in the first quarter tends to be lower compared with subsequent quarters.

Free cash flow decreased by approximately $2.6 million, because of a $1.1 million increase in capital expenditures related to computer hardware and for design work related to the company’s new U.S. headquarters building. In addition, cash flow from operations decreased $1.5 million year over year because of a $12.8 million increase in bonus payments, which was largely offset by the favorable cash flow impact of net income adjusted for non-cash items and increases in accounts payable and accrued liabilities. Free cash flow is a non-GAAP measure; the accompanying financial tables contain a reconciliation to cash provided by or used for operating activities. Morningstar defines free cash flow as cash provided by or used for operating activities less capital expenditures.

As of March 31, 2007, Morningstar had cash, cash equivalents, and investments of $121.8 million, compared with $163.8 million as of Dec. 31, 2006. The decrease primarily reflects $52.0 million paid in March 2007 to acquire Standard & Poor’s mutual fund data business (reflecting a purchase price of $55 million, subject to post-closing adjustments, less cash acquired of $3.0 million). In addition, the company made $35.3 million of annual bonus payments in the first quarter of 2007.

Business Segment Performance

Individual Segment:  The largest product in this segment based on revenue is the company’s U.S.-based Web site for individual investors, Morningstar.com®. The Individual segment also includes Morningstar® Equity Research and several print and online publications.

•                  Revenue was $24.1 million in the first quarter of 2007, a 26% increase from $19.1 million in the first quarter of 2006.

•                  Acquisitions contributed revenue of $2.0 million to the Individual segment in the first quarter, the majority of which reflects new revenue from Aspect Huntley.

•                  Morningstar.com, including Premium Membership and Internet advertising sales, as well as Equity Research drove most of the increase in organic revenue. The first quarter tends to show more sales activity for Premium Membership on Morningstar.com and other products such as Morningstar Stocks 500 , Morningstar Funds 500, and the Stocks, Bonds, Bills, and Inflation Yearbook, which are reference guides that the company publishes once a year.

•                  Operating income was $5.3 million in the first quarter of 2007, a 4% decrease from $5.6 million in the prior-year period. Operating expense increased in 2007 because of higher marketing spending for annual publications sold in the first quarter and the impact of acquisitions, primarily Aspect Huntley.

•                  Operating margin was 22.1% in the first quarter of 2007, compared with 29.1% in the first quarter of 2006. Approximately half of the margin decline was due to an increase in marketing expense as a percentage of revenue; the acquisition of Aspect Huntley also contributed to the lower margin.

Advisor Segment:  The largest products in this segment based on revenue are Morningstar® Advisor WorkstationSM, Morningstar® Principia®, and Morningstar® Managed PortfoliosSM.

•                  Revenue was $26.0 million in the first quarter of 2007, a 19% increase from $21.8 million in the same period in 2006.

•                  Acquisitions contributed revenue of $1.4 million to the Advisor segment in the first quarter, the majority of which reflects revenue from Ibbotson.

•                  Morningstar Advisor Workstation drove most of the growth in organic revenue. Total licenses for Morningstar Advisor Workstation in the United States increased to 160,014 as of March 31, 2007, compared with 121,849 in the prior-year period.

•                  Operating income was $6.9 million in the first quarter of 2007, an increase of 13% compared with $6.1 million in the first quarter of 2006.

•                  Operating margin was 26.4% in the first quarter of 2007, compared with 28.0% in the first quarter of 2006.

Institutional Segment:  The largest products and services in this segment based on revenue are Investment Consulting, Licensed DataSM, Retirement Advice (including Advice by Ibbotson® and Morningstar® Retirement ManagerSM ), Licensed Tools and Content, Morningstar DirectSM, Investment ProfilesTM & Guides, and Morningstar EnCorr®.

•                  Revenue was $47.4 million in the first quarter of 2007, a 55% increase from $30.6 million in the first quarter of 2006.

•                  Acquisitions contributed revenue of $8.8 million to the Institutional segment in the first quarter, the majority of which was from Ibbotson and Standard & Poor’s fund data business.

•                  Investment Consulting was the primary contributor to revenue growth, and Licensed Data and Morningstar Direct also made meaningful contributions to the increase in organic revenue.

•                  Operating income was $14.9 million in the first quarter of 2007, an increase of 72%, from $8.7 million in the same period in 2006.

•                  Operating margin was 31.5% in the first quarter of 2007, compared with 28.4% in the prior-year period. The increase was largely driven by continued growth in higher-margin services, such as Investment Consulting.

About Morningstar, Inc.
Morningstar, Inc. is a leading provider of independent investment research in the United States and in major international markets. The company offers an extensive line of Internet, software, and print-based products and services for individuals, financial advisors, and institutions. Morningstar provides data on more than 200,000 investment offerings, including stocks, mutual funds, and similar vehicles. The company has operations in 16 countries and minority ownership positions in companies based in three other countries.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements. These statements relate to future events or to future financial performance and involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements.  In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue” or the negative of these terms or other comparable terminology. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, and other factors that are, in some cases, beyond our control and that could materially affect actual results, levels of activity, performance, or achievements.

Other factors that could materially affect actual results, levels of activity, performance, or achievements can be found in Morningstar’s filings with the Securities and Exchange Commission, including Morningstar’s Annual Report on Form 10-K for the year ended Dec. 31, 2006. If any of these risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary significantly from what we projected. Any forward-looking statement you read in this press release reflects our current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to our operations, results of operations, growth strategy, and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise.

Non-GAAP Financial Measures

To supplement Morningstar’s consolidated financial statements presented in accordance with U.S. Generally Accepted Accounting Principles (GAAP), Morningstar uses the following measures considered as non-GAAP by the Securities and Exchange Commission:  free cash flow, consolidated revenue excluding acquisitions and foreign currency translations (organic revenue), and international revenue excluding acquisitions and foreign currency translations.

Morningstar presents free cash flow solely as supplemental disclosure to help investors better understand how much cash is available after Morningstar spends money to operate its business. Morningstar uses free cash flow to evaluate the performance of its business. Free cash flow should not be considered an alternative to any measure of performance as promulgated under GAAP (such as cash provided by (used for) operating, investing, and financing activities), nor should this data be considered an indicator of Morningstar’s overall financial performance or liquidity. Also, the free cash flow definition used by Morningstar may not be comparable to similarly titled measures reported by other companies. For more information on free cash flow, please see the reconciliation from cash provided by operating activities to free cash flow included in the accompanying financial tables.  Morningstar presents consolidated revenue excluding acquisitions and foreign currency translations (organic revenue) and international revenue excluding acquisitions and foreign currency translations because the company believes these non-GAAP measures help investors better compare period-to-period results. For more information, please see the reconciliation provided in the accompanying financial tables.

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© 2007 Morningstar, Inc. All rights reserved.

Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Income

	Three months ended March 31
(in thousands, except per share amounts)	2007	2006	change
Revenue	$95,447	$70,060	36.2%
Operating expense(1):
Cost of goods sold	25,855	18,673	38.5%
Development	8,055	6,091	32.2%
Sales and marketing	16,729	11,660	43.5%
General and administrative	16,086	12,032	33.7%
Depreciation and amortization	4,695	2,406	95.1%
Total operating expense	71,420	50,862	40.4%
Operating income	24,027	19,198	25.2%
Operating margin	25.2%	27.4%	(2.2)	pp

Non-operating income (expense):
Interest income, net	1,749	1,059	65.2%
Other expense, net	(236)	(126)	87.3%
Non-operating income, net	1,513	933	62.2%

Income before income taxes, equity in net income of unconsolidated entities, and cumulative effect of accounting change	25,540	20,131	26.9%
Income tax expense	10,291	7,598	35.4%
Equity in net income of unconsolidated entities	537	647	(17.0%)
Income before cumulative effect of accounting change	15,786	13,180	19.8%
Cumulative effect of accounting change, net of income tax expense of $171(2)	—	259	NMF
Net income	$15,786	$13,439	17.5%

Basic income per share:
Basic income per share before cumulative effect of accounting change	$0.37	$0.33
Cumulative per share effect of accounting change	—	—
Basic net income per share	$0.37	$0.33
Diluted income per share:
Diluted income per share before cumulative effect of accounting change	$0.33	$0.28
Cumulative per share effect of accounting change	—	0.01
Diluted net income per share	$0.33	$0.29
Weighted average common shares outstanding:
Basic	42,401	40,355
Diluted	47,381	46,424

	Three months ended March 31
	2007	2006
(1) Includes stock-based compensation expense of:
Cost of goods sold	$338	$272
Development	253	114
Sales and marketing	299	126
General and administrative	1,444	1,422
Total stock-based compensation expense	$2,334	$1,934

(2) Relates to adoption of Statement of Financial Accounting Standards No. 123(R).

NMF — Not meaningful, pp — percentage points

Morningstar, Inc. and Subsidiaries

Operating Expense as a Percentage of Revenue

	Three months ended March 31
	2007	2006	change
Revenue	100.0%	100.0%	—
Operating expense (1):
Cost of goods sold	27.1%	26.7%	0.4	pp
Development	8.4%	8.7%	(0.3	)pp
Sales and marketing	17.5%	16.6%	0.9	pp
General and administrative	16.9%	17.2%	(0.3	)pp
Depreciation and amortization	4.9%	3.4%	1.5	pp
Total operating expense (2)	74.8%	72.6%	2.2	pp
Operating margin	25.2%	27.4%	(2.2	)pp

	Three months ended March 31
	2007	2006	change
(1) Includes stock-based compensation expense of:
Cost of goods sold	0.4%	0.4%	—
Development	0.3%	0.2%	0.1	pp
Sales and marketing	0.3%	0.2%	0.1	pp
General and administrative	1.5%	2.0%	(0.5	)pp
Total stock-based compensation expense (2)	2.4%	2.8%	(0.4	)pp

(2) Sum of percentages may not equal total because of rounding.

Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Cash Flows

	Three months ended March 31
($000)	2007	2006
Operating activities
Net income	$15,786	$13,439
Adjustments to reconcile net income to net cash flows from operating activities:
Cumulative effect of accounting change	—	(259)
Depreciation and amortization	4,695	2,406
Deferred income tax benefit	(704)	(565)
Stock-based compensation expense	2,334	1,934
Equity in net income of unconsolidated entities	(537)	(647)
Excess tax benefits from stock option exercises	(2,132)	(2,689)
Other, net	37	97
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	(7,582)	(886)
Other assets	1,243	1,150
Accounts payable and accrued liabilities	2,262	(2,419)
Accrued compensation	(26,293)	(14,190)
Deferred revenue	11,021	5,825
Income taxes payable	8,457	6,267
Other liabilities	(203)	454
Cash provided by operating activities	8,384	9,917
Investing activities
Purchases of investments	(23,461)	(26,050)
Proceeds from sale of investments	29,545	52,377
Capital expenditures	(1,990)	(859)
Acquisitions, net of cash acquired	(52,130)	(86,274)
Other, net	(3)	(300)
Cash used for investing activities	(48,039)	(61,106)
Financing activities
Proceeds from stock option exercises	1,574	4,594
Excess tax benefits from stock option exercises	2,132	2,689
Cash provided by financing activities	3,706	7,283
Effect of exchange rate changes on cash and cash equivalents	27	(71)
Net decrease in cash and cash equivalents	(35,922)	(43,977)
Cash and cash equivalents — Beginning of period	96,140	92,367
Cash and cash equivalents — End of period	$60,218	$48,390

Reconciliation from cash provided by operating activities to free cash flow (a non-GAAP measure):

	Three months ended March 31
($000)	2007	2006
Cash provided by operating activities	$8,384	$9,917
Less: Capital expenditures	(1,990)	(859)
Free cash flow	$6,394	$9,058

Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Balance Sheets

	March 31,	December 31,
($000)	2007	2006
Assets
Current assets:
Cash and cash equivalents	$60,218	$96,140
Investments	61,585	67,611
Accounts receivable, net	81,343	65,176
Other	10,275	8,557
Total current assets	213,421	237,484

Property and equipment, net	15,692	15,869
Investments in unconsolidated entities	18,850	18,659
Goodwill	120,756	86,680
Intangible assets, net	106,634	72,841
Deferred tax asset, net	15,478	13,789
Other assets	725	2,516
Total assets	$491,556	$447,838

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$26,373	$21,014
Accrued compensation	25,045	40,856
Income tax payable	8,170	1,620
Deferred revenue	129,099	100,525
Deferred tax liability, net	644	1,266
Other	5,777	2,182
Total current liabilities	195,108	167,463

Accrued compensation	4,678	7,591
Other long-term liabilities	3,149	3,361
Total liabilities	202,935	178,415

Total shareholders’ equity	288,621	269,423

Total liabilities and shareholders’ equity	$491,556	$447,838

Morningstar, Inc. and Subsidiaries

Segment Information

	Three months ended March 31
($000)	2007	2006	change
Revenue
Individual	$24,061	$19,128	25.8%
Advisor	25,977	21,750	19.4%
Institutional	47,352	30,572	54.9%
Eliminations	(1,943)	(1,390)	39.8%
Consolidated revenue	$95,447	$70,060	36.2%

Revenue — U.S.	$79,861	$61,638	29.6%
Revenue — International	$15,586	$8,422	85.1%

Operating income (loss)(1)
Individual	$5,328	$5,562	(4.2%)
Advisor	6,866	6,082	12.9%
Institutional	14,923	8,695	71.6%
Corporate items and eliminations	(3,090)	(1,141)	170.8%
Consolidated operating income	$24,027	$19,198	25.2%

Operating margin(1)
Individual	22.1%	29.1%	(7.0	)pp
Advisor	26.4%	28.0%	(1.6	)pp
Institutional	31.5%	28.4%	3.1	pp
Consolidated operating margin	25.2%	27.4%	(2.2	)pp

(1) Includes stock-based compensation expense allocated to each segment.

Morningstar, Inc. and Subsidiaries

Supplemental Data

	As of March 31
	2007	2006		% change
Our employees
Worldwide headcount (approximate)	1,650	1,250		32.0%
Number of U.S. stock analysts	96	85		12.9%
Number of worldwide stock analysts	113	85		32.9%
Number of U.S. fund analysts	27	27	(1)	—
Number of worldwide fund analysts	51	47		8.5%

Our business
Morningstar.com Premium subscriptions	171,709	155,505		10.4%
Registered users for Morningstar.com (U.S.)	4,970,280	4,498,400		10.5%
U.S. Advisor Workstation licenses	160,014	121,849		31.3%
Principia subscriptions	48,339	49,269		(1.9%)
Morningstar Direct licenses	1,505	1,093		37.7%
Assets under management for Morningstar Managed Portfolios	$1.9bil	$1.5bil		26.7%
Assets under management for managed retirement accounts	$10.1bil	$6.0bil		68.3%
Morningstar Associates	$0.8bil	$0.4bil		100.0%
Ibbotson Associates (2)	$9.3bil	$5.6bil		66.1%
Assets under advisement for Investment Consulting	$70.6bil	$37.0bil		90.8%
Morningstar Associates	$44.2bil	$27.9bil		58.4%
Ibbotson Associates (2)	$26.4bil	$9.1bil		190.1%

(1) Revised

(2) Ibbotson Associates was acquired on March 1, 2006

	Three months ended March 31
($000)	2007	2006
Effective income tax expense rate
Income before income taxes, equity in net income of unconsolidated entities, and cumulative effect of accounting change	$25,540	$20,131
Equity in net income of unconsolidated entities	537	647
Total	$26,077	$20,778
Income tax expense	$10,291	$7,598
Effective income tax expense rate	39.5%	36.6%

Morningstar, Inc. and Subsidiaries

Reconciliations of Non-GAAP Measures with the Nearest Comparable GAAP Measures

Reconciliation from consolidated revenue to revenue excluding acquisitions and foreign currency translations (organic revenue):

	Three months ended March 31
($000)	2007	2006	% change
Consolidated revenue	$95,447	$70,060	36.2%
Less: acquisitions	(12,154)	—	NMF
Less: impact of foreign currency	(397)	—	NMF
Revenue excluding acquisitions and foreign currency translations	$82,896	$70,060	18.3%

Reconciliation from international revenue to international revenue excluding acquisitions and foreign currency translations:

	Three months ended March 31
($000)	2007	2006	% change
International revenue	$15,586	$8,422	85.1%
Less: acquisitions	(5,147)	—	NMF
Less: impact of foreign currency	(397)	—	NMF
International revenue excluding acquisitions and foreign currency translations	$10,042	$8,422	19.2%

Morningstar includes revenue of acquired businesses in its financial results from the date of acquisition.

As a result, revenue from acquisitions in the first quarter of 2007 represents incremental revenue (compared with the first quarter of 2006) from the following acquisitions, which occurred in 2006 and 2007:

Acquisition	2007 Revenue from Acquisitions
Ibbotson Associates, Inc.	January and February 2007
Aspect Huntley Pty Limited	January through March 2007
Hedge fund and separate account database division of InvestorForce, Inc.	January through March 2007
Standard & Poor’s fund data business	March 16, 2007 through March 31, 2007